Exhibit 10(iii)(A)(24)

EMPLOYMENT AGREEMENT

AGREEMENT effective as of April 1, 2010 (the “Effective Date”) by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (“Interpublic”) and NICOLAS BRIEN (“Executive”).

In consideration of the mutual promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Defined Terms

1.01 When the initial letter or letters of any of the following words or phrases in this Agreement are capitalized, such word or phrase shall have the following meaning unless the context clearly indicates that a different meaning is intended:

(i) “Cause” means the following:

(a) Any material breach by Executive of any provision of this Agreement (including without limitation Sections 9.01 and 9.02 hereof), other than an isolated, insubstantial and inadvertent action that is not taken in bad faith, upon notice of same by Interpublic which breach, if capable of being cured, has not been cured within fifteen (15) days after such notice (it being understood and agreed that a breach of Sections 9.01 and 9.02 hereof, among others, shall be deemed not capable of being cured);

(b) Executive’s absence from duty for a period of time exceeding fifteen (15) consecutive business days or twenty (20) out of any thirty (30) consecutive business days (other than on account of permitted vacation or as permitted for illness, disability or authorized leave in accordance with Interpublic’s policies and procedures) without the consent of the Interpublic Board of Directors;

(c) The commencement by Executive, prior to the effective date of Executive’s voluntary resignation from employment with Interpublic, of a position with another employer, without the consent of the Interpublic Board of Directors;

(d) Misappropriation by Executive of funds or property of Interpublic or any attempt by Executive to secure any personal profit related to the business of Interpublic (other than as permitted by this Agreement) and not fairly disclosed to and approved by the Interpublic Board of Directors;

(e) Fraud, dishonesty, disloyalty, gross negligence, or willful misconduct on the part of Executive in the performance of his duties as an employee of Interpublic;

(f) A felony conviction of Executive; or

(g) Executive’s engaging, during the Term of Employment, in activities which are prohibited by federal, state, or local laws, or Interpublic or Interpublic’s policy, prohibiting discrimination or harassment based on age, sex, race, religion, disability, national origin or any other protected category.

(ii) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(iii) “ESP” means the Interpublic Executive Severance Plan, as amended from time to time.

(iv) “401(k) Plan” means the Interpublic Savings Plan, as amended from time to time.

(v) “Good Reason”

(a) Executive shall be deemed to resign for Good Reason if and only if (1) his Termination Date occurs within the two-year period immediately following the date on which a Covered Action (as defined by paragraph (b), below) occurs, and (2) the conditions specified by paragraphs (b) and (c), below, are satisfied.

(b) Executive shall have Good Reason to resign from employment with IPG only if at least one of the following events (each a “Covered Action”) occurs:

(1) IPG materially reduces Executive’s annualized rate of base salary;

(2) an action by IPG results in a material diminution of Executive’s authority, duties or responsibilities;

(3) an action by IPG results in a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;

(4) IPG materially diminishes the budget over which Executive retains authority;

(5) IPG requires Executive, without his express written consent, to be based in an office that results in his daily commute being more than fifty (50) miles longer than his daily commute as of the Effective Date, unless (A) the relocation decision is made by Executive, or (B) Executive is notified in writing that IPG is seriously considering such a relocation and Executive does not object in writing within ten (10) days after he receives such written notice, or

(6) IPG materially breaches this Employment Agreement.

(c) Executive shall not have Good Reason to resign as a result of a Covered Action unless:

(1) within the ninety (90) day period immediately following the date on which such Covered Action first occurs, Executive notifies Interpublic in writing that such Covered Action has occurred; and

(2) such Covered Action is not remedied within the thirty (30) day period immediately following the date on which Interpublic receives a notice provided in accordance with subparagraph (1), above.

(vi) “IPG” means Interpublic or any of its parents, subsidiaries, or affiliates.

(vii) “Notice Date” means the date Interpublic provides written notice to Executive that his employment hereunder will be terminated involuntarily as of a specified Termination Date in the future.

(viii) “6-Month Pay Date” means the earlier of (i) Interpublic’s first semi-monthly pay date for the seventh calendar month that begins after Executive’s Termination Date or (ii) a date that occurs within the ninety (90) day period immediately following the date of Executive’s death.

(ix) “Specified Employee” has the meaning prescribed by Section 409A(a)(2)(B)(i) of the Code, determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(i).

(x) “Termination of Employment” means Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with Interpublic and its affiliates, as determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(h)(1). A sale of assets to an unrelated buyer that results in Executive working for the buyer or one of its affiliates shall not, by itself, constitute a Termination of Employment unless Interpublic, with the buyer’s written consent, so provides within sixty (60) or fewer days before the closing of such sale. “Termination Date” means the date of Executive’s Termination of Employment.

ARTICLE II

Term of Employment

2.01 Subject to the terms of this Agreement, Interpublic shall continue to employ Executive, subject to termination in accordance with the provisions of Article VIII hereof. (The period during which Executive is employed hereunder is referred to herein as the “Term of Employment.”) Executive will serve Interpublic during the Term of Employment.

ARTICLE III

Duties

3.01 During the Term of Employment, Executive will:

(i) Serve as President and Chief Executive Officer of McCann Worldgroup (“McCann”);

(ii) Use his best efforts to promote the interests of McCann and Interpublic and devote his full business time and efforts to their business and affairs;

(iii) Perform such duties as McCann and Interpublic may from time to time assign to him;

(iv) Serve in such other offices of McCann and Interpublic as he may be elected or appointed to; and

(v) Report to the Chief Executive Officer of Interpublic.

ARTICLE IV

Regular Compensation

4.01 Effective April 1, 2010, Executive’s base salary for his duties hereunder shall be One Million Two Hundred Thousand Dollars ($1,200,000) per annum, payable in equal installments, which Interpublic shall pay at semi-monthly intervals, subject to customary withholding for federal, state and local taxes.

4.02 Executive’s compensation will be subject to periodic reviews in accordance with Interpublic’s policies and at least once every twenty-four (24) months of employment. Interpublic may at any time increase the compensation paid to Executive under this Article IV if Interpublic in its sole discretion shall deem it advisable so to do in order to compensate him fairly for services rendered to Interpublic.

ARTICLE V

Bonuses

5.01 Executive shall be eligible during the term of employment to participate in Interpublic’s Executive Incentive Plan, or any successor thereto (the “Bonus Plan”), in accordance with the terms and conditions of the Bonus Plan established from time to time. Executive shall be eligible for a target award under the Bonus Plan equal to One Hundred percent (100%) of his base salary. The actual award, if any, may vary from zero percent (0%) to two hundred percent (200%) of Executive’s target award, and shall be determined by Interpublic based on the factors set forth in the Bonus Plan, including McCann performance, Executive's individual performance, and management discretion.

ARTICLE VI

Interpublic Stock

6.01 Concurrent with grants to executives at a comparable level to Executive, Executive shall participate in Interpublic’s long-term incentive programs with a total expected annual award value target of One Million Dollars ($1,000,000). Any such long-term incentive award shall be comparable to long-term incentive awards provided to executives at a comparable level to Executive and may consist of any forms of incentive compensation, as determined by the Compensation Committee of Interpublic’s Board of Directors in its discretion.

6.02 In 2010, Executive will be granted a one-time additional long-term incentive award with a target value of One Million Dollars ($1,000,000), consisting two-thirds (2/3) of Performance Cash and one-third (1/3) restricted shares of Interpublic stock, subject to the terms of the Interpublic 2009 Performance Incentive Plan (the “PIP”) and Executive’s award agreement. The Performance Cash component will be tied to McCann Worldgroup performance and payable in shares of Interpublic stock.

ARTICLE VII

Other Employment Benefits

7.01 Executive shall be eligible to participate in such other employee benefits as are available from time to time to other key management executives of Interpublic in accordance with the then-current terms and conditions established by Interpublic for eligibility and employee contributions required for participation in such benefits opportunities.

7.02 Executive will be entitled to annual paid time off, in accordance with Interpublic’s policies and procedures, to be taken in such amounts and at such times as shall be mutually convenient for Executive and Interpublic, provided that paid time off will be earned at a rate of at least twenty-five (25) days per year regardless of tenure.

7.03 Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of Interpublic, provided that Executive submits all substantiation of such expenses to Interpublic on a timely basis in accordance with standard policies of Interpublic. For business travel, Executive shall (a) be eligible for first-class air travel and (b) have use of executive car services as reasonably necessary to conduct Interpublic business. Other travel arrangements are subject to Interpublic’s policy. All reimbursements shall be paid in accordance with the timing provisions prescribed by Interpublic’s policy.

7.04 Executive shall be eligible to participate in the Executive Medical Plus Plan. Benefits under the Executive Medical Plus Plan shall be subject to, and paid in accordance with, the terms of such plan.

7.05 Executive shall continue to participate in Interpublic’s Capital Accumulation Plan (“CAP”), with an annual dollar credit of One Hundred Thousand Dollars ($100,000). The terms of Executive’s benefit under CAP are as set forth in Executive’s CAP Participation Agreement, as amended from time to time.

7.06 Executive shall be entitled to life insurance coverage consistent with the terms of the applicable Interpublic plan.

7.07 Executive shall be entitled to participate in the 401(k) Plan and applicable company match consistent with the terms of the 401(k) Plan.

7.08 Executive shall be eligible to participate in the Senior Executive Incentive Program (“SERIP”) with a target benefit (subject to vesting and payable starting at age 60), of Two Hundred Thousand Dollars ($200,000) per year for fifteen (15) years. The terms of Executive’s benefit under SERIP are as set forth in Executive’s SERIP Participation Agreement, as amended from time to time.

ARTICLE VIII

Termination

8.01 Interpublic may terminate the employment of Executive hereunder at any time and for any reason.

(i) If (a) Interpublic terminates Executive’s employment involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause and Interpublic specifies a

Termination Date less than twelve (12) months after the date on which such written notice is given (provided that such Termination Date may not be more than six (6) months after the date on which such written notice is given), or (b) Executive resigns for Good Reason:

(a) Executive’s employment hereunder shall terminate on the Termination Date specified in such notice (or, if applicable, determined in accordance with the Good Reason provisions of this Agreement); and

(b) After the Termination Date (provided that Executive continues working until such Termination Date), Interpublic shall make the payments and provide the benefits to Executive prescribed by subsection (ii), below.

(ii) The payments and benefits prescribed by this subsection (ii) shall be as follows:

(a) Vacation Pay. In accordance with Interpublic’s vacation policy, Interpublic shall pay to Executive an amount equal to all accrued, unused vacation time. Unless otherwise required by Section 8.05 hereof, such amount shall be paid to Executive in a lump sum within thirty (30) days after the Termination Date.

(b) Salary Continuation. In addition, Interpublic shall pay to Executive an amount equal to the excess of (1) twelve (12) months’ base salary at the higher of his then-current rate or the rate immediately prior to a Covered Action described in subparagraph 1.01(v)(b)(1) over (2) the base salary paid to him for the period from the Notice Date (if applicable) through the Termination Date. Except as required by Section 8.05 hereof, such amount shall be paid in successive semi-monthly installments, commencing on Interpublic’s first semi-monthly pay date that occurs after the Termination Date. The amount of each semi-monthly installment, before withholding, shall be equal to one-half of Executive’s base salary for one month at the rate in effect immediately prior to the Termination Date (or, if greater, the rate in effect immediately prior to a Covered Action described in subparagraph 1.01(v)(b)(1)), with any residue in respect of a period of less than one-half of one month to be paid together with the last installment.

(c) Medical, Dental, and Vision Benefits. Interpublic shall provide to Executive cash in lieu of medical, dental, and vision benefits in accordance with Section 4.2 of ESP as in effect on the Effective Date hereof, subject to the following provisions:

(1) The “designated number of months” for purposes of determining the “severance period” under this Agreement shall be twelve (12); provided, however, that Executive’s right to benefits under this Section 8.01(ii)(c) shall terminate immediately upon Executive’s acceptance of employment with another employer offering similar benefits;

(2) Any amendment, suspension, or termination of ESP after the Effective Date that has the effect of reducing the level of benefits required by this Section 8.01(ii)(c) shall be disregarded unless Executive expressly consents in writing to such amendment, suspension, or termination;

(3) Executive’s right to the level of benefits required by this Section 8.01(ii)(c) shall not be conditioned on Executive’s execution of the agreement required by Section 5 of ESP; and

(4) Any taxable payments required by this Section 8.01(ii)(c) shall be delayed to the extent required by Section 8.05 hereof.

(d) Interpublic Savings Plan.

(1) Executive shall not be eligible to contribute or defer (and shall not contribute or defer) any compensation with respect to the period after the Termination Date under the 401(k) Plan or any other savings or deferred compensation plan (whether tax-qualified or nonqualified) maintained by IPG.

(2) Interpublic shall pay to Executive a lump-sum amount equal to the aggregate of the matching contributions that Interpublic would have made for the benefit of Executive under the 401(k) Plan if, during the period that begins on the day after the Termination Date and ends on the first anniversary of the Notice Date, Executive had participated in the 401(k) Plan and made pre-tax deferrals and after-tax contributions to the 401(k) Plan at the same rate as in effect immediately before the Termination Date. Except to the extent required by Section 8.05 hereof, such payment shall be made (without interest) within thirty (30) days after the first anniversary of the Notice Date. The amount of the lump-sum payment required by this subparagraph (2) shall be determined based on the matching formula prescribed by the 401(k) Plan as in effect during the period described herein.

8.02 Notwithstanding the provisions of Section 8.01, during the period of notice of termination, Executive will use reasonable, good faith efforts to obtain other employment reasonably comparable to his employment under this Agreement. Upon obtaining other employment (including work as a consultant, independent contractor or establishing his own business), Executive will promptly notify Interpublic.

(i) If Executive’s salary and other non-contingent compensation (“New Compensation”) payable to Executive in connection with his new employment equals or exceeds the amount of the salary continuation benefit prescribed by Section 8.01(ii)(b) hereof, Interpublic shall be relieved of any obligation to make payments under Section 8.01(ii)(b).

(ii) Subject to subsection (iii), below, if Executive’s New Compensation is less than the amount of the salary continuation benefit prescribed by Section 8.01(ii)(b) hereof, the amount that Interpublic is required to pay Executive each pay period under Section 8.01(ii)(b) shall be reduced by the amount of Executive’s New Compensation for such pay period.

(iii) If Executive accepts employment with any company owned or controlled by Interpublic during the period in which payments are being made pursuant to Section 8.01 of this Agreement, all such payments shall cease upon commencement of such employment.

(iv) Nothing contained in this Section 8.02 shall be interpreted to preclude the payment to Executive of his accrued, unused vacation time.

8.03 Executive may at any time give notice in writing to Interpublic specifying a Termination Date not less than six (6) months after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice; provided, however, that Interpublic may, at its option, upon receipt of such notice determine an earlier Termination Date. If Executive specifies a Termination Date under this Section 8.03 (and Executive does not resign for Good Reason), he shall not be entitled to payments and benefits pursuant to Section 8.01 hereof, but will be entitled only to regular compensation (in accordance with this Section 8.03) through his Termination Date and payment of accrued, unused vacation. During the notice period, Executive will continue to be an employee, will assist Interpublic in the transition of his responsibilities and will continue to receive base salary and to participate in all benefit plans for which an employee at Executive’s level is eligible; provided, however, that Executive shall not receive any bonus award that might otherwise be paid during such notice period. Interpublic may require that Executive not come in to work during the notice period. In no event, however, may Executive perform services for any other employer during the notice period.

8.04 Notwithstanding the provisions of Section 8.01, Interpublic may terminate the employment of Executive hereunder, at any time after the Commencement Date, for Cause. Interpublic shall provide Executive with thirty (30) days written notice of its intent to terminate Executive’s employment under this Section 8.04, which notice shall (i) indicate the specific provision of Section 1.01(i) hereof on which such a termination is predicated, (ii) set forth in reasonable detail the facts and circumstances on which the termination is based, and (iii) specify a Termination Date. Executive shall have the right, if the basis for such termination is curable, to cure such breach within fifteen (15) days after receiving such notice. Upon a termination for Cause, Interpublic shall pay Executive his salary through the Termination Date, and Executive shall not be entitled to any bonus with respect to the year of termination, or to any other payments hereunder.

8.05 Special Payment Rules.

(i) “Specified Employee” Rule. If Interpublic determines that Executive is a Specified Employee as of the Termination Date, no payment shall be made under this Article VIII before the 6-Month Pay Date; provided that (a) the delay prescribed by this Section 8.05(i) shall not apply with respect to any payment that is exempt from the six-month delay required by Section 409A(a)(2)(B)(i) of the Code by reason of the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) or the “two-year, two-time” rule described in Treas. Reg.

§ 1.409A-1(b)(9) (with each installment payment required by this Agreement being treated for purposes of Section 409A as a separate payment), and (b) the delay prescribed by this Section 8.05(i) shall not apply to any payment of current salary for the period ending on the Termination Date or unused vacation that is paid in accordance with Interpublic’s vacation policy. Each payment to which the delay prescribed by the immediately preceding sentence applies shall be made on the later of (a) the 6-Month Pay Date or (b) the date prescribed by the applicable section of this Article VIII. Neither interest nor any other form of adjustment shall be added to or subtracted from any payment that is delayed by reason of the application of this Section 8.05(i).

(ii) Change of Control Rule. If Interpublic terminates Executive’s employment for any reason other than Cause within two years after a “Change of Control” (as defined in ESP), any amount payable after the Termination Date under this Article VIII, excluding any amount payable under Section 8.01(ii)(c) (Medical, Dental and Vision Benefits), shall be paid in a lump sum. Except as required by subsection (i), above, such lump-sum payment shall be made within thirty (30) days after the Termination Date.

ARTICLE IX

Covenants

9.01 While Executive is employed hereunder by Interpublic he shall not, without the prior written consent of Interpublic, which will not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company.

9.02 Executive shall treat as confidential and keep secret the affairs of Interpublic and shall not at any time during the Term of Employment or thereafter, without the prior written consent of Interpublic, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than Interpublic and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of Interpublic or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.

9.03 All records, papers and documents kept or made by Executive during the Term of Employment and the preceding negotiations relating to the business of Interpublic or its subsidiaries or affiliates or their clients shall be and remain the property of Interpublic.

9.04 All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of Interpublic or any of its subsidiaries or affiliates during the Term of Employment, and any and all rights of every nature whatever thereto, shall immediately become the property of Interpublic, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to Interpublic.

9.05 During the Term of Employment and for a period of one (1) year following the later of (x) Executive’s Termination Date or (y) the due date for the last payment to Executive under Article VIII hereof (the “Restricted Period”), Executive shall not: (i) directly or indirectly solicit any employee of McCann or any of the companies listed on Exhibit A to this Agreement (“Mediabrands companies”) to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of McCann or a Mediabrands company, as applicable, or to join any other company, or hire any such employee, or otherwise interfere with the relationship between McCann or a Mediabrands company, as applicable, and any of its employees; or (ii) directly or indirectly solicit or handle on Executive’s own behalf or on behalf of any other person, firm or corporation, the type of services provided by, from, or for any person or entity that is a client of McCann or a Mediabrands company, as applicable, that was a client of McCann or a Mediabrands company, as applicable, at any time within one year prior to Executive’s Termination Date, or that was a prospective client of McCann or a Mediabrands company, as applicable, within the one year prior to Executive’s Termination Date (collectively “Client”), or to induce any such Client to cease to engage the services of McCann or a Mediabrands company, as applicable, or to use the services of any entity or person that competes directly with a material business of McCann or a Mediabrands company, as applicable, where the identity of such Client, or the Client’s need, desire or receptiveness to services offered by McCann or a Mediabrands company, as applicable, is known by Executive as a part of his employment with Interpublic. In addition, during the Term of Employment and until the due date for the last payment to Executive under Article VIII hereof,

Executive shall not accept any form of employment (including as an advisor, consultant or otherwise) with an employer that is in competition with the business of McCann or a Mediabrands company. Provided, however, that all of the above restrictions relating to Mediabrands companies will apply only if Executive’s Termination Date is prior to March 31, 2012. Executive acknowledges that these provisions are reasonable and necessary to protect Interpublic’s legitimate business interests, and that these provisions do not prevent Executive from earning a living.

9.06 If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

9.07 Executive acknowledges that a remedy at law for any breach or attempted breach of this Article IX will be inadequate, and agrees that Interpublic shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

ARTICLE X

Arbitration

10.01 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive’s employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 12.01 hereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to Interpublic.

10.02 The prevailing party in any arbitration required by Section 10.01, above, shall be entitled to receive attorney’s fees and costs. In order to be eligible for a payment or reimbursement pursuant to this Section 10.02, the party entitled to reimbursement or other payments shall submit to the other party a written request for payment, with invoices and receipts documenting the amount to be reimbursed or paid, within thirty (30) days after a final decision is rendered. Subject to the immediately preceding sentence, all reimbursements and other payments required by this Section 10.02 shall be made by March 15th of the calendar year next following the calendar year in which a final decision is rendered.

ARTICLE XI

Assignment and Non-Duplication of Benefits

11.01 This Agreement shall be binding upon and enure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

11.02 No term or other provision of this Agreement shall be interpreted to require IPG to duplicate any payment or other compensation that Executive is entitled to receive under any compensation or benefit plan, program, or other arrangement sponsored or maintained by IPG.

ARTICLE XII

Applicable Law

12.01 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.

12.02 This Agreement shall be construed, administered, and interpreted in accordance with Section 409A of the Code. If Interpublic or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to IPG.

ARTICLE XIII

Authority to Determine Payment Date

13.01 To the extent that any payment under this Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by Executive, his beneficiary, or any of his representatives.

ARTICLE XIV

Obligation to Make Payments

14.01 Interpublic may satisfy any provision of this Agreement that obligates Interpublic to make any payment or contribution by causing any entity within IPG to make the payment or contribution.

ARTICLE XV

Entire Agreement

15.01 This Agreement, in conjunction with the Executive Change in Control Agreement, ESP, CAP, SERIP, 2004 PIP, 2006 PIP and 2009 PIP, sets forth the entire understanding between Interpublic and Executive concerning his employment with Interpublic and supersedes any and all previous agreements between Executive and Interpublic or IPG concerning such employment and/or any compensation or bonuses. In the event of any inconsistency between the terms of an amendment to this Agreement and the terms of this Agreement in effect before such amendment, the terms of the amendment shall govern. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of Interpublic.

IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Agreement to be executed.

The Interpublic Group of Companies, Inc.		Executive

BY:	/s/ Timothy Sompolski	/s/ Nicolas Brien
	Timothy Sompolski	Nicolas Brien
Executive Vice President Chief Human Resources Officer

DATE:	5/11/10	DATE:	5/7/10

Exhibit A – Mediabrands Companies

IPG Mediabrands

Brand Connection

Initiative Media

UM

J3

MAGNA

IPG Emerging Media Lab

Cadreon

Reprise Media

Ansible

Fastbridge

Geomentum

Newspaper Services of America

Wahlstrom Group

Outdoor Services

Orion Trading

Ensemble

Sandbox

ID Media

Media Partnership Corporation